Exhibit 5.1

GOODWIN Procter llp
The New York Times Building
620 Eighth Avenue
New York, NY 10018

goodwinlaw.com
+1 212 813 8800

July 22, 2024

Plug Power Inc.

125 Vista Boulevard

Slingerlands, New York 12159

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-265488) (as amended or supplemented, the “Registration Statement”) filed on June 8, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of, among other securities, common stock, par value $0.01 per share (the “Common Stock”), of Plug Power Inc., a Delaware corporation (the “Company”). The Registration Statement became effective upon filing with the Commission on June 8, 2022. Reference is made to our opinion letter dated June 8, 2022 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on July 19, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 90,551,180 shares of the Company’s Common Stock, including 11,811,023 shares of Common Stock which the underwriters have the option to purchase (the “Shares”), covered by the Registration Statement. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement, dated July 18, 2024 (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC, as representative of the several underwriters named in Schedule I thereto.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, dated July 18, 2024, relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP